Exhibit 99.1

For immediate release
For more information contact:

Media - Bruce Amundson (253) 924-3047
Analysts - Kathryn McAuley (253) 924-2058

1	Weyerhaeuser Announces Proposed Governance Changes

2	FEDERAL WAY, Wash. (Dec. 15, 2009) – Weyerhaeuser Company (NYSE: WY) today announced that its
3	board of directors has approved amendments to the company’s articles of incorporation to eliminate
4	the company’s classified board structure and remove existing super majority voting provisions.

5	“The board regularly reviews the company’s corporate governance practices and has made a number of
6	changes over the last few years as standards of corporate governance have evolved,” said Chuck
7	Williamson, chairman. “The board believes that these amendments are in the best interest of the
8	company and its shareholders.”

9	The board will ask shareholders to approve these amendments at Weyerhaeuser’s annual shareholder
10	meeting in April 2010. It will take a 66 2/3 percent favorable vote of the outstanding shares to approve
11	the amendments. Shareholders will receive information on these proposals in the 2010 proxy statement
12	to be mailed in February.

13	About Weyerhaeuser

14	Weyerhaeuser Company, one of the world's largest forest products companies, was incorporated in
15	1900. In 2008, sales were $8 billion. It has offices or operations in 10 countries, with customers
16	worldwide. Weyerhaeuser is principally engaged in the growing and harvesting of timber; the
17	manufacture, distribution and sale of forest products; and real estate construction and development.
18	Additional information about Weyerhaeuser's businesses, products and practices is available at
19	http://www.weyerhaeuser.com .